EXHIBIT 12

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

(A Wholly Owned Subsidiary of Merrill Lynch Bank & Trust Co., FSB)

STATEMENT OF COMPUTATION OF

RATIOS OF EARNINGS TO FIXED CHARGES

		Three Months Ended
($ in thousands)		March 31, 2009		March 28, 2008
I.	Earnings:
	Net income	$3,969		$4,575
	Fixed charges excluding preferred stock dividends	—		—

	Earnings before fixed charges	$3,969		$4,575

II.	Fixed charges:
	Preferred stock dividends	$2,588		$2,555

III.	Ratios of earnings to fixed charges	1.53	x	1.79	x